INFOCAST CORPORATION
                             1 Richmond Street West
                            Toronto, Ontario M5H 3W4



                                                                    June 1, 1999


To:      [Optionee]



                  We are pleased to inform you that on June 1, 1999, the Board of Directors of Infocast Corporation (the "Company") granted you a Nonqualified Option (the "Option") to purchase [_______] shares of common stock (the "Shares"), $.001 par value, of the Company ("Common Stock") pursuant to the Company's 1999 Stock Option Plan (the "Plan"), at a price of $7.00 per Share. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Plan (a copy of which in its present form is attached hereto).

                  No part of the Option is currently exercisable. Prior to May 31, 2004 (the date on which the Option will, to the extent not previously exercised, expire) the Option may be exercised, as follows: ___________]. You must purchase a minimum of 100 Shares each time you choose to purchase Shares, except to purchase the remaining Shares available to you. In the event of a change in control of the Company, all Options granted hereby immediately become fully vested and exercisable. A "change in control" is defined as (i) approval by the stockholders of the Company of any consolidation or merger of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own 50 percent or more of the voting shares of the continuing or surviving corporation or of a sale or other transfer of all or substantially all the assets of the Company or (ii) a change of 50 percent in the membership of the Board of Directors of the Company within a 12-month period, unless the election of such new directors was approved by the vote of 85 percent of the directors then in office who were in office at the beginning of such period.

                  This Option is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of the Plan, as from time to time amended, provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under the Option. Reference is made to the terms and conditions of the Plan, all of which are incorporated by reference herein as if fully set forth herein.

                  The Company, in its sole discretion, may file a registration statement under the Securities Act of 1933, as amended (the "Act"), in order to register the Shares. Unless at the time of the exercise of the Option a registration statement under the Act is in effect as to such Shares, any


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Shares  purchased  by you upon the  exercise of the Option shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Option, in whole or in part, you will execute and deliver to the Company a certificate to such effect. The Company shall not be obligated to issue any Shares pursuant to the Option if, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such Shares have been so registered or otherwise qualified.

                  You understand and acknowledge that, under existing law, unless at the time of the exercise of the Option a registration statement under the Act is in effect as to such Shares (i) any Shares purchased by you upon exercise of the Option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold);
(iii) in the case of securities to which Rule 144 is not applicable, compliance with some other disclosure exemption will be required before any Shares may be sold; (iv) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (v) the Company will place an appropriate "stop transfer" order with its transfer agent with respect to such Shares; and (vi) the Company has undertaken no obligation to register the Shares or to include the Shares in any registration statement which may be filed by it subsequent to the issuance of the Shares to you.

                  The Option (or installment thereof) is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, specifying the number of Shares to be purchased, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash or, at the discretion of the Committee, by delivering shares of Common Stock already owned by you and having a Fair Market Value on the trading day immediately preceding the date of exercise equal to the exercise price of the Option, or a combination of shares of Common Stock and cash, or otherwise in accordance with the Plan.


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
                  Would you kindly evidence your acceptance of the Option and your agreement to comply with the provisions hereof and of the Plan by executing this letter under the words "Agreed To and Accepted."

                                               Very truly yours,

                                               INFOCAST CORPORATION


                                               By: ____________________________
                                                   Name:
                                                   Title:


AGREED TO AND ACCEPTED:



[Optionee]

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
                                    Exhibit A


INFOCAST CORPORATION
1 Richmond Street West
Toronto, Ontario M5H 3W4

Gentlemen:

                  Notice is hereby given of my election to purchase _____ Shares of Common Stock, $.001 par value (the "Shares"), of Infocast Corporation at a price of $____ per Share, pursuant to the provisions of the option granted to me on June 1, 1999, under the Company's 1999 Stock Option Plan. Enclosed in payment for the Shares is:

                    ----
                   /___/   my check in the amount of $________.

                   ----
                 */___/    ___________ Shares having a total value $________.

                  The following information is supplied for use in issuing and registering the Shares purchased hereby:

                  Number of Certificates
                     and Denominations               ___________________

                  Name                               ___________________

                  Address                            ___________________

                                                     ___________________

                  Social Security Number             ___________________


Dated:   _______________, ____

                                                Very truly yours,


                                                __________________________

*Subject to the approval of the

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


 Board of Directors


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